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                                                                       EXHIBIT 4

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                         WELCOME TO SEARCH ENGINE, INC.

Pursuant to the provisions of section 607.1006, Florida Statues, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

                                    ARTICLE I

         The name of the corporation shall be CityXpress.com Corp

         The date of the amendment adoption:  August 25, 1999.

         The amendment was approved by the shareholders. The number of votes cast for the amendment was sufficient for approval.

         Signed this 27th day of August, 1999.



Signature:        /s/ Phil Dubois
                      President